Exhibit 99.1

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer
Chris Reading, Chief Executive Officer
(713) 297-7000

Investors Relations:
DRG&E, Jack Lascar
(713) 529-6600

U.S. Physical Therapy Reports First Quarter 2006 Results

Houston, TX, May 4, 2006 - U.S. Physical Therapy, Inc. (NASDAQ:USPH), a national operator of physical and occupational therapy outpatient clinics, today reported results for the first quarter ended March 31, 2006.

U. S. Physical Therapy’s reported earnings for the first quarter of 2006 were $1.5 million or $0.12 per diluted share.

First Quarter 2006 compared to First Quarter 2005

•	Net revenue rose 12.2% to $34.7 million from $30.9 million due to an 11.9% increase in patient visits to 351,000 and an increase of $0.31 in net patient revenue per visit to $97.07 from $96.76.

•
Clinic operating costs were 76.7% of net revenue versus 72.8% for the first quarter in the prior year. The increase is primarily attributable to clinic salaries and related costs increasing from 51.2% of net revenue to 53.3% of net revenue. Rising salary costs at facilities open a year or more accounted for most of the increase while acquisitions and clinics open less than one year made up the balance. Rent, supplies, contract labor and other clinic costs increased from 20.5% of net revenues to 21.7%.

•
Corporate office costs were $4.5 million or 13.0% of net revenue versus $4.0 million or 13.1%. The first quarter 2006 costs include $222 thousand of equity compensation expense for vesting of stock options. There was no equity compensation expense recorded in the year earlier period.

•	Net income decreased 26.9% to $1.5 million from $2.0 million. Earnings per diluted share decreased to $0.12 per diluted share from $0.17.

•	Same store visits for clinics open for one year or more increased 0.6%. The net rate per visit for those clinics decreased 0.2%, resulting in a same store revenue increase of 0.4%.

U.S. Physical Therapy News Release	Page 2
May 4, 2006

Chris Reading, Chief Executive Officer, said “We are focused on correcting the issues which caused our performance decline.  Higher therapist salaries, which have risen as the result of the tight market for licensed clinicians, have eroded profitability.  In response, in February, March and April, we made staffing reductions in support functions as well as in some clinical staff in over 50 facilities and in our corporate office with projected annual savings of over $1.5 million.  Additionally we have realigned our facility incentive program based on increasing therapist productivity and clinical efficiency.  We expect to see benefit from the cost reduction program immediately. Productivity improvement should be realized over the balance of this year.

Additionally we continue to work on growing patient volume and resulting revenue both through focused sales and marketing efforts as well as expanded new partner development.  The Company had an excellent quarter in terms of clinic development with 12 new facilities opened including 9 new partners.  We have worked hard to increase the percentage of new partners with the result being that over the past two quarters our new partners number 16 out of 22 clinic openings.”

The volume of Medicare patients was 20.6% of total patient visits in the first quarter of 2006 as compared to 22.4% in the first quarter of 2005. Under the Medicare Prescription Drug, Improvement and Modernization Act of 2003, the Adjusted Medicare Limit on outpatient rehab services was reinstated January 1, 2006.   Services rendered to Medicare beneficiaries by the Company are subject to the annual cap. The Medicare Limit per recipient for 2006 is $1,740 subject to an exception policy recently promulgated by CMS. The policy allows for exceptions to the Medicare cap for medically necessary services but how that policy will be administered is not yet clear. Management believes that the percentage decline in Medicare patient visits in the first quarter of 2006 is attributable to the Medicare cap and the estimated impact was over 7,000 visits and more than $600 thousand in revenue.

The Company closed the quarter with $15.9 million in cash and investments. Net of $659 thousand of acquired clinics seller notes, the adjusted cash balance was approximately $15.2 million or $1.29 per outstanding share.

In the first quarter of 2006, the Company acquired 48,900 common stock shares at prices ranging from $16.65 to $18.15 for an average price during the quarter of $17.53. Larry McAfee, Chief Financial Officer stated, “Since the inception of the current share repurchase program in the fall of 2004 the Company has acquired 912,000 shares or approximately 7% of the total shares outstanding. Over 400,000 shares remain available for purchase under the program.”

This press release contains non-GAAP financial measures as defined by Regulation G of the Securities and Exchange Commission. The attached financial summary contains a schedule which reconciles these measures to the most directly comparable GAAP measures. These non-GAAP financial measures may be considered in addition to, not as a substitute for the financial measures prepared in accordance with GAAP (generally accepted accounting principles).

U.S. Physical Therapy's management will host a conference call at 10:30 am Eastern Time, 9:30 am Central Time on May 4, 2006 to discuss the Company’s first quarter 2006 results. Interested parties may participate in the call by dialing (888) 858-4756 or (973) 582-2824 and enter reservation number 7268400 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via webcast, go to the Company's Web site at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 90 days at this Web site.

U.S. Physical Therapy News Release	Page 3
May 4, 2006

Forward-Looking Statements
This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we project. Included among such statements are those relating to opening new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:
•	revenue and earnings expectations;
•	general economic, business, and regulatory conditions including federal and state regulations;
•	availability and cost of qualified physical and occupational therapists;
•	the failure of our clinics to maintain their Medicare certification status or changes in Medicare guidelines;
•
competitive and/or economic conditions in our markets which may require us to close certain clinics and thereby incur closure costs and losses including the possible write-off or write-down of goodwill;

•	changes in reimbursement rates or payment methods from third party payors including government agencies and deductibles and co-pays owed by patients;
•	maintaining adequate internal controls;
•	availability, terms, and use of capital;
•	future acquisitions;
•	weather and other seasonal factors

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see periodic reports filed with the Securities and Exchange Commission (the "SEC") for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this report. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer accurate.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 298 outpatient physical and/or occupational therapy clinics in 39 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages physical therapy facilities for third parties, including hospitals and physician groups. U.S. Physical Therapy, Inc. has been named for four consecutive years in Forbes Magazine's Best 200 Small Companies List.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that Web site is not incorporated into this press release.

(See Attached Tables)

U.S. Physical Therapy News Release	Page 4
May 4, 2006

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2006	2005
	(unaudited)

Net patient revenues	$34,061	$30,352
Management contract revenues	569	503
Other revenues	26	23
Net revenues	34,656	30,878

Clinic operating costs:
Salaries and related costs	18,467	15,800
Rent, clinic supplies, contract labor and other	7,524	6,336
Provision for doubtful accounts	566	312
	26,557	22,448

Closure costs and impairment charge	22	-
Loss (gain) on sale or disposal of fixed assets	12	42

Corporate office costs	4,515	4,041

Operating income	3,550	4,347
Other income (expense):
Interest income (expense), net	82	93
Loss in unconsolidated joint venture	(21)	--
Minority interests in subsidiary
limited partnerships	(1,201)	(1,187)
	(1,140)	(1,094)

Income before income taxes	2,410	3,253
Provision for income taxes	926	1,224

Net income	$1,484	$2,029

Basic earnings per common share (Note 1)	$0.13	$0.17
Diluted earnings per common share (Note 1)	$0.12	$0.17

U.S. Physical Therapy News Release	Page 5
May 4, 2006

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED EARNINGS PER SHARE
(In thousands, except per share data)

Note 1: The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended
	March 31,
	2006	2005
	(unaudited)

Numerator:
Net income	$1,484	$2,029

Denominator:
Denominator for basic earnings per share ---
weighted-average shares	11,824	11,963
Effect of dilutive securities:
Stock options	212	145
Denominator for diluted earnings per share ---
adjusted weighted-average shares and
assumed conversions	12,036	12,108

Basic earnings per common share	$0.13	$0.17
Diluted earnings per common share	$0.12	$0.17

U.S. Physical Therapy News Release	Page 6
May 4, 2006

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2006	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,861	$15,002
Patient accounts receivable, less allowance for doubtful
accounts of $1,656 and $1,621, respectively	20,372	19,661
Accounts receivable -- other	839	761
Other current assets	1,692	1,428
Total current assets	38,764	36,852
Fixed assets:
Furniture and equipment	23,884	23,010
Leasehold improvements	14,835	14,556
	38,719	37,566
Less accumulated depreciation and amortization	24,591	23,825
	14,128	13,741
Goodwill	15,193	14,339
Other assets	950	1,587
	$69,035	$66,519

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable -- trade	$1,410	$1,721
Accrued expenses	6,774	5,150
Notes payable	244	244
Total current liabilities	8,428	7,115
Notes payable -- long-term portion	415	483
Deferred rent	1,248	1,263
Other long-term liabilities	1,258	1,159
Total liabilities	11,349	10,020
Minority interests in subsidiary limited partnerships	3,344	3,024
Commitments and contingencies
Shareholders' equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no
shares issued and outstanding	--	--
Common stock, $.01 par value, 20,000,000 shares authorized,
13,647,047 and 13,645,167 shares issued at March 31, 2006
and December 31, 2005, respectively	136	136
Additional paid-in capital	35,058	35,037
Additional paid-in capital, equity-based compensation	222	--
Retained earnings	45,892	44,408
Treasury stock at cost, 1,858,685 and 1,809,785 shares held at
March 31, 2006 and December 31, 2005, respectively	(26,966)	(26,106)
Total shareholders' equity	54,342	53,475
	$69,035	$66,519

U.S. Physical Therapy News Release	Page 7
May 4, 2006

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended
	March 31,
	2006	2005
	(unaudited)	(unaudited)
Operating activities
Net income	$1,484	$2,029
Depreciation and amortization	1,090	1,063
(Gain) Loss on sale or disposal of fixed assets	12	42
Minority interest in earnings	1,201	1,187
Provision for doubtful accounts	566	312
Equity-based awards compensation expense	222	--
Tax benefit from exercise of options	--	16
Deferred income taxes	471	(27)
Recognition of deferred rent subsidies	(103)	(97)
Changes in working capital	38	1,607
Net cash provided by operating activities	4,981	6,132

Investing activities
Purchase of fixed assets	(1,480)	(629)
Acquisition of minority interests, included in goodwill	(800)	(513)
Other	(54)	13
Net cash used in investing activities	(2,334)	(1,129)
Financing activities
Payment of notes payable	(68)	--
Repurchase of common stock	(860)	(3,573)
Proceeds from exercise of stock options	11	96
Excess tax benefit from stock options exercised	10	--
Distributions to minority investors	(881)	(1,216)
Net cash used in financing activities	(1,788)	(4,693

Change in cash and cash equivalents	$859	$310

U.S. Physical Therapy News Release	Page 8
May 4, 2006

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES - EBITDA
(In thousands)

	Three Months Ended March 31,
	2006	2005

Net income	$1,484	$2,029

Adjustments:
Depreciation and amortization	1,090	1,063
Minority interest in subsidiary limited partnerships	1,201	1,187
Interest income, net of interest expense	(82)	(93)
Provision for income taxes	926	1,224
EBITDA before minority interests	4,649	5,410

Minority interest in subsidiary limited partnerships	1,201	1,187
EBITDA	$3,448	$4,223

U.S. Physical Therapy News Release	Page 9
May 4, 2006

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF CLINIC DEVELOPMENT ACTIVITY

	Opened	Closed	Sold	Acquired	Number of Clinics
As of December 31, 2004					264

First Quarter 2005, March 31, 2005	6	--	(1)	--	269

Second Quarter 2005, June 30, 2005	7	(1)	(1)	3	277

Third Quarter 2005, September 30, 2005	5	--	--	--	282

Fourth Quarter 2005, December 31, 2005	10	(8)	--	2	286

Year 2005, December 31, 2005	28	(9)	(2)	5	286

First Quarter 2006, March 31, 2006	12	--	--	--	298